Exhibit 99.1

Halozyme Contact	Investor Relations Contacts
David A. Ramsay	Don Markley / Zachary Bryant
Chief Financial Officer	Lippert/Heilshorn & Associates
(858) 794-8889	(310) 691-7100
dramsay@halozyme.com	dmarkley@lhai.com

Media Contacts
Kathy Sweeney / Joleen Schultz
Mentus
(858) 455-5500, x230/x215
kwitz@mentus.com
jschultz@mentus.com
HALOZYME THERAPEUTICS TO RAISE $16.1 MILLION
IN REGISTERED DIRECT OFFERING OF COMMON STOCK
SAN DIEGO, DECEMBER 13, 2005 — Halozyme Therapeutics, Inc. (AMEX: HTI), a biopharmaceutical company focused on the development and commercialization of recombinant human enzymes, today announced it has obtained commitments to purchase shares of its common stock in a registered direct offering for gross proceeds of approximately $16.1 million. Under the terms of the transaction, Halozyme will sell approximately 9.2 million shares of its common stock at $1.75 per share to a group of institutional investors. The closing of the offering is expected to take place on December 16, 2005, subject to the satisfaction of customary closing conditions.
SG Cowen & Co., LLC acted as lead placement agent. Rodman & Renshaw and Roth Capital Partners acted as co-placement agents for the transaction. The shares of common stock may only be offered by means of a prospectus. Copies of the final prospectus supplement and accompanying base prospectus can be obtained from SG Cowen & Co., LLC at 1221 Avenue of the Americas, 14th Floor, New York, NY 10020, fax +1-646-562-1269.
A shelf registration statement relating to these securities was declared effective by the Securities and Exchange Commission on June 17, 2005. This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Halozyme Therapeutics, Inc.
Halozyme is a biopharmaceutical company dedicated to developing and commercializing recombinant human enzymes for the infertility, ophthalmology, and oncology communities. The company’s portfolio of products under development is based on intellectual property covering the family of human enzymes known as hyaluronidases. Halozyme’s recombinant human enzymes may replace current animal slaughterhouse-derived enzymes that carry potential risks of animal pathogen transmission and immunogenicity. The versatility of the first enzyme, rHuPH20, enables Halozyme to develop the product as a medical device, drug enhancement agent, and therapeutic biologic.
Safe Harbor Statement
In addition to historical information, the statements set forth above include forward-looking statements (including, without limitation, statements concerning the terms and timing of the proposed financing) that involve risk and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. The forward-looking statements are also identified through use of the words “believe,” “enable,” “may,” “will,” “could,” “intends,” “estimate,” “anticipate,” “plan,” “predict,” “probable,” “potential,” “possible,” “should,” “continue,” and other words of similar meaning. Actual results could differ materially from the expectations contained in forward-looking statements as a result of several factors, including regulatory approval requirements and competitive conditions. These and other factors that may result in differences are discussed in greater detail in the company’s reports on Forms 10-KSB, 10-QSB and other filings with the Securities and Exchange Commission.
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